  Exhibit 99.1

March 7, 2012

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS 2011 FINANCIAL RESULTS

•	Consolidated revenue of $679.4 million
•	Adjusted EBITDA of $223.6 million
•	Net income of $5.8 million or $0.12 per diluted share

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its 2011 results with revenues increasing to $679.4 million over revenues of $651.3 million in 2010. Adjusted EBITDA for 2011 was $223.6 million, an increase of $2.1 million over Adjusted EBITDA of $221.5 million for 2010.

For the fourth quarter of 2011, revenues totaled $168.8 million as compared to $165.0 million in the fourth quarter of 2010. Revenues were down $8.9 million sequentially when compared to third quarter 2011 revenues of $177.7 million. Adjusted EBITDA for the fourth quarter of 2011 was $52.3 million, an increase of 3.8 percent over the fourth quarter of 2010 and a decrease, as expected, of 17.2 percent from the seasonal peak third quarter of 2011.

Revenues and EBITDA for the fourth quarter and the year 2011 were unfavorably impacted by the November 29, 2011 FCC order implementing final rules for the calculation of support from the Universal Service Fund (USF) high cost program. The final rules, effective for the year 2012, accelerated the timing of an adjustment to USF accounts receivable which reduced GCI’s reported revenue and EBITDA by $3.5 million in the fourth quarter of 2011. GCI had previously expected the order would affect the company’s results beginning with the first quarter of 2012.

Net income for 2011 totaled $5.8 million or earnings per diluted share of $0.12, a decrease from net income of $9.0 million or earnings per share of $0.17 for 2010.

“GCI’s completion of it’s TERRA Southwest network on budget and nearly two years ahead of schedule was the highlight of 2011,” said GCI President Ron Duncan. “This $88 million project which provides the first terrestrial connectivity for residents of southwest Alaska is an important platform for future growth.”

“Unfortunately 2011 performance was not as strong as we would have liked in our other key growth area of wireless. A nearly six month delay in the completion of our 4G network delayed plans for new products and devices and impeded subscriber growth. GCI has now rolled out its HSPA+ network covering Alaska's major population centers and we have a competitive offering of smartphones and modems capable of utilizing our new network. We will continue to expand the coverage of this network through the end of 2012. “

“Excluding the adverse impact of the FCC Order, 2011 financial results were mostly in line with expectations. Revenues grew by more than four percent and, but for the FCC Order, EBITDAS, at $227 million, would have been at the high end of our revised guidance.”

GCI provided guidance on revenues of $685 million to $700 million and adjusted EBITDA of $225 million to $227 million for the year 2011, excluding any affects from the USF order. GCI’s revenue and EBITDA results for 2011 finished near the low end of the revenue range and near the high end of the EBITDA range, respectively, excluding the impact of the changes to the USF high cost program.

GCI anticipates revenues of $690 million to $720 million and adjusted EBITDA of $230 million to $240 million for the year 2012. Expectations for 2012 have been reduced by more than $13 million as a result of the FCC USF order.

Highlights
•
GCI completed construction on TERRA-Southwest (TERRA-SW) and has transitioned the majority of its customers in the TERRA-SW region to the recently completed network. TERRA-SW is GCI’s project to extend terrestrial broadband service to Bristol Bay and the Yukon-Kuskokwim Delta and was completed by the end of 2011, two years ahead of schedule.

•
GCI repurchased 5,228,885 shares of its Class A common stock in 2011 at an average price per share of $10.07. GCI is authorized to repurchase $92.9 million of its common equity depending on company performance, market conditions, and liquidity, and subject to board oversight. At the end of 2011, GCI had approximately 42.2 million shares outstanding.

•
Managed Broadband revenues for 2011 totaled $63.2 million, an increase of $13.3 million or 26.6 percent over 2010. Fourth quarter 2011 revenues of $17.2 million increased $3.3 million over fourth quarter revenues of $13.9 million in 2010.

•
Commercial revenues for 2011 increased $7.6 million to $136.1 million, as compared to revenues of $128.5 million in 2010. Fourth quarter 2011 revenues of $34.5 million increased 3.8 percent over the prior year. Commercial revenues were unfavorably impacted by $0.4 million in revenue adjustments due to changes to the USF high cost program in the fourth quarter of 2011.

•
GCI is the second largest wireless provider in Alaska with 139,900 wireless subscribers at the end of 2011, an increase of 1,200 subscribers over the prior year. GCI has rolled out its HSPA+ network covering Alaska's major population centers and an additional nine towns and cities are covered by our HSPA network. We will continue to expand the coverage of this network through the end of 2012.

•
GCI had 119,400 consumer and commercial cable modem customers at the end of 2011, an increase of 3,000 customers over 116,400 customers at the end of 2010. Fourth quarter cable modem customers increased by 1,500 over 117,900 customers at the end of the third quarter 2011. Average monthly revenue per cable modem for the fourth quarter of 2011 was $61.37, an increase of 14.8 percent over the $53.47 figure posted for the prior year and 6.9 percent from the $57.43 figure posted for the third quarter of 2011.

•
GCI had 138,100 access lines at the end of the fourth quarter of 2011, representing an estimated 36 percent share of the total access line market in Alaska. Access lines for 2011 decreased 4.6 percent from the total at the end of 2010 and decreased 0.8 percent from the third quarter of 2011.

•
GCI’s facilities-based access lines totaled 109,800, representing 79.5 percent of its total access lines at the end of the fourth quarter of 2011. Facilities based access lines increased 100 lines over the third quarter of 2011.

Consumer
Consumer revenues increased 2.8 percent to $352.6 million as compared to $342.9 million in 2010. Data and wireless continue to drive financial results in the consumer business. Fourth quarter 2011 revenues of $86.3 million were steady when compared to the prior year and decreased 3.3 percent sequentially. Changes to the USF high cost program reduced consumer revenues by $3.1 million in fourth quarter of 2011.

Consumer voice revenues of $52.1 million, as expected, were lower as compared to $57.3 million in 2010. The decrease in consumer voice revenues was primarily due to a decrease in USF support rates and a decrease in access lines. Consumer local access lines in service at the end of the 2011 totaled 77,600, a decrease of 7,200 lines from 2010. The decrease in access lines is a result of customers discontinuing wire line service and relying solely on wireless devices. While GCI has consistently grown share in the wire line market, the share growth is no longer sufficient to offset the decreasing overall size of the wire line access market.

Fourth quarter 2011 consumer voice revenues of $11.5 million decreased 15.4 percent from the fourth quarter of 2010 and 12.6 percent sequentially. The decrease in revenues is due to the USF high cost program changes and a decrease in access lines. USF high cost program changes reduced voice revenues by $0.6 million for the fourth quarter of 2011. Total access lines decreased 1,500 lines sequentially.

GCI serves 72,000 consumer access lines on its own facilities, a decrease of 5,400 lines from 2010 and a decrease of 1,200 lines from the third quarter of 2011. More than 92 percent of consumer access lines are provisioned exclusively on GCI facilities.

Consumer video revenues of $118.6 million for 2011 were steady with the prior year. Fourth quarter 2011 video revenues of $29.6 million decreased 2.6 percent from the prior year and increased 1.5 percent sequentially. The decreases for the quarter are largely due to a decrease in video subscribers. Consumer basic video subscribers totaled 125,000 at the end of 2011, a decrease of 5,000 subscribers from 2010 and 1,400 subscribers from the third quarter of 2011.

Consumer data revenues of $72.0 million for 2011 increased 17.3 percent over the prior year. Fourth quarter 2011 data revenues of $19.9 million increased 18.4 percent over the prior year and 10.2 percent sequentially. The increase in consumer data revenues for the year and for the fourth quarter of 2011 is due to an increase in cable modem customers and increasing average monthly usage per cable modem. GCI added 2,600 consumer cable modem customers over the prior year and cable modem customer counts increased by 1,500 on a sequential basis.

Consumer wireless revenues increased to $109.9 million for 2011, an increase of 3.9 percent over 2010. Consumer had a decrease of 300 wireless customers from the end of 2010. Consumer wireless revenues grew by 6.3 percent over 2010, excluding a $2.5 million decrease in revenues from changes to the USF high cost program in the fourth quarter of 2011.

Consumer wireless revenues for the fourth quarter of 2011 decreased 2.1 percent from the fourth quarter of 2010 and 12.3 percent sequentially. The decrease in quarterly revenue is primarily due to the changes to the USF high cost program. Consumer had a decrease of 1,200 wireless customers during the fourth quarter of 2011.

Network Access
Network access revenues decreased 1.7 percent to $105.5 million in 2011 as compared to $107.2 million in 2010. Fourth quarter revenues of $25.7 million were steady with the prior year and decreased $3.7 million or 12.6 percent sequentially. The sequential decrease in quarterly revenues is primarily due to seasonality.

Voice revenues decreased 18.9 percent to $23.6 million from the prior year. Fourth quarter 2011 voice revenues of $5.4 million decreased 17.3 percent from the fourth quarter of the prior year and 12.6 percent sequentially. The continued decrease in wire line voice revenues was expected and is primarily due to wireless and data substitution. The sequential decrease in quarterly revenue is due in part to seasonality. Long distance minutes in 2011 decreased 3.2 percent from the prior year and fourth quarter 2011 minutes were down 2.9 percent from the fourth quarter of 2010 and decreased 11.3 percent on a seasonal basis from the third quarter of 2011.

Data revenues increased 1.6 percent compared to 2010. Fourth quarter 2011 data revenue of $15.3 million increased 1.2 percent over the fourth quarter of the prior year and decreased 10.6 percent sequentially. The increase in data revenues is primarily attributable to the continuing shift to IP-based transport.

Wireless revenues, primarily related to roaming traffic, increased $2.7 million or 16.4 percent to $19.4 million over 2010. On a quarterly basis, wireless roaming revenues continue to increase as compared to the prior year. The decrease in quarterly sequential revenues is primarily due to seasonality.

Commercial
Commercial revenues for 2011 increased $7.6 million, an increase of 5.9 percent, to $136.1 million as compared to $128.5 million in 2010. The increase in revenues for the year is primarily due to increases in special project work. Commercial revenues were unfavorably impacted by $0.4 million in revenue adjustments due to changes to the USF high cost program in fourth quarter of 2011.

Fourth quarter 2011 revenues of $34.5 million increased 3.8 percent over the fourth quarter of the prior year and decreased 3.1 percent on a sequential basis. Special project work drove the increase in revenues over the prior year but revenues were lower on a sequential basis as projects were completed during the fourth quarter.

Voice revenues for 2011 decreased 9.5 percent compared to the prior year. Long distance minutes decreased 3.6 percent from the prior year. Voice revenues for the fourth quarter decreased 10.0 percent compared to the prior year fourth quarter and 6.7 percent sequentially. Changes to the USF high cost program reduced voice revenues by $0.2 million in fourth quarter of 2011. Local access lines at the end of 2011 increased by 1,400 lines over 2010.

Commercial video revenues of $11.6 million increased by 3.8 percent compared to the prior year. Commercial video subscribers totaled 17,600 at the end of the year 2011, an increase of 500 subscribers over the end of the prior year.

Commercial data service revenues include both transmission charges for data circuits and time and materials charges for GCI on-site support of customer operations. Data transport charges of $39.9 million increased by $4.0 million as compared to 2010 and time and material charges for support activities increased by $5.1 million to $46.0 million for 2011 as a result of increased activity primarily in the oil sector. Commercial data service revenues were $86.0 million in 2011, up $9.1 million over 2010.

Commercial wireless revenues totaled $9.8 million for 2011, an increase of 12.4 percent over the prior year. Changes to the USF high cost program reduced wireless revenues by $0.2 million in fourth quarter of 2011. GCI had 15,300 Commercial wireless subscribers at the end of 2011, an increase of 1,500 subscribers over the prior year.

Managed Broadband
Managed broadband revenues totaled $63.2 million in 2011, an increase of 26.6 percent over $50.0 million in 2010. Fourth quarter 2011 revenue of $17.2 million increased 23.4 percent over the fourth quarter of the prior year and was steady with the third quarter of 2011. Managed Broadband segment revenues are expected to increase in 2012 as customers gain access to the newly completed TERRA–SW network.

Regulated Operations
Regulated operations revenues totaled $22.0 million in 2011 as compared to $22.7 million in 2010. Regulated operations revenues for the fourth quarter of 2011 decreased $0.4 million to $5.0 million when compared to the fourth quarter of 2010 and decreased $0.9 million from the third quarter of 2011. The decreases in revenue were primarily attributable to decreases in local access line revenues and decreases in pooled access revenues. Regulated operations had 9,100 local access lines at the end of the fourth quarter of 2011, a decrease of 200 access lines from the third quarter of 2011.

Other Items
SG&A expenses for 2011 totaled $235.5 million, an increase of 2.9 percent as compared to $228.8 million for 2010. The increase is due in part to increases in health care costs and labor and related benefits. As a percentage of revenues, SG&A expenses were steady at 35 percent in 2011 when compared to 2010.

GCI’s 2011 capital expenditures totaled $186.4 million as compared to $100.6 million in 2010. Cash capital expenditures total $177.1 million for 2011 and compare to $96.2 million in 2010. GCI’s total capital expenditures for 2011 include $78.2 million related to the TERRA-SW project. GCI has incurred $87.1 million of project costs to date. The total reimbursable cost for the project is $88.2 million. GCI received $70.3 million in loans and grants against the total reimbursable cost of the project during 2011. GCI expects cash capital expenditures to total approximately $135 million for 2012.

GCI will hold a conference call to discuss the quarter’s results on Thursday, March 8, 2012 beginning at 2 p.m. (Eastern). To access the briefing on March 8, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 888-324-0798 (International callers should dial 1-212-519-0809) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-839-5568, access code 7461 (International callers should dial 203-369-3122.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 80 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network which connects not only Anchorage but also Fairbanks and Juneau/Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s newly constructed statewide mobile wireless network seamlessly links urban and rural Alaska for the first time in the state’s history.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#    #    #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	December 31,	December 31,
Assets	2011	2010

Current assets:
Cash and cash equivalents	$29,387	33,070

Receivables	141,827	132,856
Less allowance for doubtful receivables	5,796	9,189
Net receivables	136,031	123,667

Deferred income taxes	15,555	10,145
Prepaid expenses	7,899	5,950
Inventories	7,522	5,804
Other current assets	3,631	3,940
Total current assets	200,025	182,576

Property and equipment in service, net of depreciation	851,705	798,278
Construction in progress	42,918	31,144
Net property and equipment	894,623	829,422

Cable certificates	191,635	191,635
Goodwill	74,883	73,932
Wireless licenses	25,967	25,967
Restricted cash	15,910	-
Other intangible assets, net of amortization	15,835	17,717
Deferred loan and senior notes costs, net of amortization	12,812	13,661
Other assets	17,214	16,850
Total other assets	354,256	339,762
Total assets	$1,448,904	1,351,760

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	December 31,	December 31,
Liabilities and Stockholders' Equity	2011	2010

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$8,797	7,652
Accounts payable	41,353	35,589
Deferred revenue	22,003	17,296
Accrued payroll and payroll related obligations	22,126	22,132
Accrued interest	6,680	13,456
Accrued liabilities	11,423	12,557
Subscriber deposits	1,250	1,271
Total current liabilities	113,632	109,953

Long-term debt, net	858,031	779,201
Obligations under capital leases, excluding current maturities	78,605	84,144
Obligation under capital lease due to related party	1,893	1,885
Deferred income taxes	115,296	102,401
Long-term deferred revenue	81,822	49,175
Other liabilities	24,456	24,495
Total liabilities	1,273,735	1,151,254

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 39,296 and 44,213 shares at December 31, 2011 and 2010, respectively; outstanding 39,043 and 43,958 shares at December 31, 2011 and 2010, respectively	26,179	69,396

Class B. Authorized 10,000 shares; issued and outstanding 3,171 and 3,178 shares at December 31, 2011 and 2010, respectively; convertible on a share-per-share basis into Class A common stock	2,679	2,677

Less cost of 253 and 255 Class A common shares held in treasury at December 31, 2011 and 2010, respectively	(2,225)	(2,249)

Paid-in capital	32,795	37,075
Retained earnings	99,433	93,607
Total General Communication, Inc. stockholders' equity	158,861	200,506
Non-controlling interest	16,308	-
Total stockholders' equity	175,169	200,506

Total liabilities and stockholders' equity	$1,448,904	1,351,760

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009 (Unaudited)

(Amounts in thousands, except per share amounts)	2011	2010	2009

Revenues	$679,381	651,250	595,811

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	227,399	207,817	193,676
Selling, general and administrative expenses	235,521	228,808	212,671
Depreciation and amortization expense	125,742	126,114	123,362
Operating income	90,719	88,511	66,102

Other income (expense):
Interest expense (including amortization and write-off of deferred loan fees)	(68,258)	(70,329)	(58,761)
Loss on extinguishment of debt	(9,111)	-	-
Interest income	33	261	111
Other	(297)	-	-
Other expense, net	(77,633)	(70,068)	(58,650)

Income before income tax expense	13,086	18,443	7,452

Income tax expense	7,485	9,488	3,936

Net income	5,601	8,955	3,516

Net loss attributable to the non-controlling interest	238	-	-

Net income attributable to General Communication, Inc.	$5,839	8,955	3,516

Basic net income attributable to General Communication, Inc. common stockholders per Class A common share	$0.13	0.17	0.07
Basic net income attributable to General Communication, Inc. common stockholders per Class B common share	$0.13	0.17	0.07
Diluted net income attributable to General Communication, Inc. common stockholders per Class A common share	$0.12	0.17	0.06
Diluted net income attributable to General Communication, Inc. common stockholders per Class B common share	$0.12	0.17	0.06
Common shares used to calculate Class A basic EPS	42,175	50,076	50,159

Common shares used to calculate Class A diluted EPS	45,889	53,426	53,848

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2011						Fourth Quarter 2010
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$11,511	5,429	6,662	-	5,044	28,646	$13,606	6,561	7,404	-	5,443	33,014
Video	29,595	-	2,999	-	-	32,594	30,379	-	3,269	-	-	33,648
Data	19,931	15,321	22,308	17,207	-	74,767	16,833	15,134	20,279	13,942	-	66,188
Wireless	25,299	4,991	2,515	-	-	32,805	25,850	4,033	2,263	-	-	32,146
Total	86,336	25,741	34,484	17,207	5,044	168,812	86,668	25,728	33,215	13,942	5,443	164,996

Cost of goods sold	27,938	5,972	16,140	3,987	1,628	55,665	27,282	6,576	15,686	4,089	1,037	54,670

Contribution	58,398	19,769	18,344	13,220	3,416	113,147	59,386	19,152	17,529	9,853	4,406	110,326

Less SG&A	36,550	8,189	10,959	5,234	3,546	64,478	34,271	9,649	10,559	4,683	3,153	62,315
Less Other expense	-	-	-	205	-	205	-	-	-	-	-	-
EBITDA	21,848	11,580	7,385	7,781	(130)	48,464	25,115	9,503	6,970	5,170	1,253	48,011

Add share-based compensation	1,769	646	630	335	16	3,396	1,032	479	332	191	3	2,037
Add accretion	93	30	27	13	-	163	149	71	43	26	-	289
Add loss from noncontrolling interest	-	-	-	238	-	238	-	-	-	-	-	-
Adjusted EBITDA	$23,710	12,256	8,042	8,367	(114)	52,261	$26,296	10,053	7,345	5,387	1,256	50,337

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2011						Third Quarter 2011
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$11,511	5,429	6,662	-	5,044	28,646	$13,164	6,213	7,137	-	5,990	32,504
Video	29,595	-	2,999	-	-	32,594	29,155	-	2,830	-	-	31,985
Data	19,931	15,321	22,308	17,207	-	74,767	18,088	17,140	23,040	17,407	-	75,675
Wireless	25,299	4,991	2,515	-	-	32,805	28,860	6,114	2,565	-	-	37,539
Total	86,336	25,741	34,484	17,207	5,044	168,812	89,267	29,467	35,572	17,407	5,990	177,703

Cost of goods sold	27,938	5,972	16,140	3,987	1,628	55,665	27,436	9,531	17,232	4,540	1,925	60,664

Contribution	58,398	19,769	18,344	13,220	3,416	113,147	61,831	19,936	18,340	12,867	4,065	117,039

Less SG&A	36,550	8,189	10,959	5,234	3,546	64,478	31,737	6,300	9,358	4,031	3,027	54,453
Less Other expense	-	-	-	205	-	205	-	-	-	59	-	59
EBITDA	21,848	11,580	7,385	7,781	(130)	48,464	30,094	13,636	8,982	8,777	1,038	62,527

Add share-based compensation	1,769	646	630	335	16	3,396	173	56	104	51	-	384
Add accretion	93	30	27	13	-	163	106	37	31	16	-	190
Add loss from noncontrolling interest	-	-	-	238	-	238	-	-	-	-	-	-
Adjusted EBITDA	$23,710	12,256	8,042	8,367	(114)	52,261	$30,373	13,729	9,117	8,844	1,038	63,101

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Twelve Months Ended December 31, 2011						Twelve Months Ended December 31, 2010
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$52,052	23,553	28,712	-	22,002	126,319	$57,317	29,032	31,720	-	22,705	140,774
Video	118,635	-	11,605	-	-	130,240	118,475	-	11,178	-	-	129,653
Data	71,977	62,456	85,961	63,248	-	283,642	61,364	61,494	76,823	49,962	-	249,643
Wireless	109,910	19,447	9,823	-	-	139,180	105,742	16,701	8,737	-	-	131,180
Total	352,574	105,456	136,101	63,248	22,002	679,381	342,898	107,227	128,458	49,962	22,705	651,250

Cost of goods sold	110,693	28,744	65,170	17,021	5,771	227,399	104,481	25,030	59,885	14,012	4,409	207,817

Contribution	241,881	76,712	70,931	46,227	16,231	451,982	238,417	82,197	68,573	35,950	18,296	443,433

Less SG&A	134,951	27,837	41,085	18,246	13,402	235,521	127,130	33,566	38,838	17,338	11,936	228,808
Less Other expense	-	-	-	297	-	297	-	-	-	-	-	-
EBITDA	106,930	48,875	29,846	27,684	2,829	216,164	111,287	48,631	29,735	18,612	6,360	214,625

Add share-based compensation	3,457	1,214	1,276	657	16	6,620	3,361	1,598	1,117	651	6	6,733
Add accretion	347	120	100	52	-	619	149	71	43	26	-	289
Add loss from noncontrolling interest	-	-	-	238	-	238	-	-	-	-	-	-
Add non-cash contribution adjustment	-	-	-	-	-	-	(81)	(41)	(24)	(14)	-	(160)
Adjusted EBITDA	$110,734	50,209	31,222	28,631	2,845	223,641	$114,716	50,259	30,871	19,275	6,366	221,487

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				December 31, 2011		December 31, 2011
				as Compared to		as Compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2011	2010	2011	2010	2011	2010	2011
Consumer
Voice
Long-distance subscribers	79,500	88,200	81,700	(8,700)	(2,200)	-9.9%	-2.7%
Total local access lines in service	77,600	84,800	79,100	(7,200)	(1,500)	-8.5%	-1.9%
Local access lines in service on GCI facilities	72,000	77,400	73,200	(5,400)	(1,200)	-7.0%	-1.6%

Video
Basic subscribers	125,000	130,000	126,400	(5,000)	(1,400)	-3.8%	-1.1%
Digital programming tier subscribers	75,600	81,800	76,700	(6,200)	(1,100)	-7.6%	-1.4%
HD/DVR converter boxes	89,400	88,100	87,400	1,300	2,000	1.5%	2.3%
Homes passed	242,100	238,500	239,800	3,600	2,300	1.5%	1.0%

Data
Cable modem subscribers	108,300	105,700	106,800	2,600	1,500	2.5%	1.4%

Wireless
Wireless lines in service	124,600	124,900	125,800	(300)	(1,200)	-0.2%	-1.0%

Network Access Services
Data:
Total ISP access lines in service	1,700	1,700	1,600	-	100	0.0%	6.3%
Total ISP access lines in service on GCI facilities	1,400	1,300	1,400	100	-	7.7%	0.0%

Commercial
Voice:
Long-distance subscribers	8,300	9,100	8,600	(800)	(300)	-8.8%	-3.5%
Total local access lines in service	49,700	48,300	49,200	1,400	500	2.9%	1.0%
Local access lines in service on GCI facilities	27,300	21,200	25,800	6,100	1,500	28.8%	5.8%

Video
Hotels and mini-headend subscribers	15,700	15,300	18,000	400	(2,300)	2.6%	-12.8%
Basic subscribers	1,900	1,800	2,000	100	(100)	5.6%	-5.0%
Total basic subscribers	17,600	17,100	20,000	500	(2,400)	2.9%	-12.0%

Data
Cable modem subscribers	11,100	10,700	11,100	400	-	3.7%	0.0%

Wireless
Wireless lines in service	15,300	13,800	14,900	1,500	400	10.9%	2.7%

Regulated Operations
Voice:
Total local access lines in service	9,100	10,000	9,300	(900)	(200)	-9.0%	-2.2%

				December 31, 2011		December 31, 2011
	Three Months Ended			as Compared to		as Compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2011	2010	2011	2010	2011	2010	2011
Consumer
Voice
Long-distance minutes carried (in millions)	24.7	26.2	22.3	(1.5)	2.4	-5.7%	10.8%

Video
Average monthly gross revenue per subscriber	$78.51	$77.77	$76.85	$0.74	$1.66	1.0%	2.2%

Wireless
Average monthly gross revenue per subscriber	$61.40	$64.88	$72.60	$(3.48)	$(11.20)	-5.4%	-15.4%

Network Access Services
Voice
Long-distance minutes carried (in millions)	179.6	185.0	202.5	(5.4)	(22.9)	-2.9%	-11.3%

Commercial
Voice:
Long-distance minutes carried (in millions)	27.0	27.3	28.4	(0.3)	(1.4)	-1.1%	-4.9%

Total
Long-distance minutes carried (in millions)	231.3	238.5	253.2	(7.2)	(21.9)	-3.0%	-8.6%

			December 31, 2011	December 31, 2011
	Twelve Months Ended		as Compared to	as Compared to
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2010	2010
Consumer
Voice
Long-distance minutes carried (in millions)	94.7	106.9	(12.2)	-11.4%

Network Access Services
Voice
Long-distance minutes carried (in millions)	760.5	785.4	(24.9)	-3.2%

Commercial
Voice:
Long-distance minutes carried (in millions)	111.8	116.0	(4.2)	-3.6%

Total
Long-distance minutes carried (in millions)	967.0	1,008.3	(41.3)	-4.1%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	December 31,	December 31,	September 30,
	2011	2010	2011
Net income (loss)	$(1.1)	(2.2)	7.2
Income tax expense (benefit)	(0.0)	(0.8)	8.0
Income (loss) before income tax expense (benefit)	(1.1)	(3.0)	15.2

Other expense:
Interest expense (including amortization and write-off of deferred loan fees)	16.9	17.1	16.7
Other	0.2	-	-
Other expense, net	17.1	17.1	16.7

Operating income	16.0	14.1	31.9
Depreciation and amortization expense	32.7	33.9	30.7
Equity investment	(0.2)	-	-

EBITDA (Note 2)	48.5	48.0	62.6
Share-based compensation	3.4	2.0	0.4
Accretion	0.2	0.3	0.1
Non-controlling interest	0.2	-	-
Adjusted EBITDA (Note 1)	$52.3	50.3	63.1

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Year Ended
	December 31,	December 31,
	2011	2010
Net income	$5.6	9.0
Income tax expense	7.5	9.4
Income before income tax expense	13.1	18.4

Other expense:
Interest expense (including amortization and write-off of deferred loan fees)	68.3	70.3
Interest income	-	(0.2)
Loss on extinguishment of debt	9.1	-
Other	0.2	-
Other expense, net	77.6	70.1

Operating income	90.7	88.5
Depreciation and amortization expense	125.7	126.1
Equity investment	(0.2)	-

EBITDA (Note 2)	216.2	214.6
Share-based compensation	6.6	6.7
Accretion	0.6	0.3
Non-controlling interest	0.2	-
Non-cash contribution adjustment	-	(0.1)
Adjusted EBITDA (Note 1)	$223.6	221.5

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation, accretion expense, loss attributable to non-controlling interest and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net
Income, Interest Expense (including Amortization of Deferred Loan Fees), Interest
Income, Income Tax Expense, and Depreciation and Amortization Expense.
EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes
EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected
EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.